Exhibit 99.1

Ceres Prices Follow-On Offering of Common Stock

THOUSAND OAKS, Calif. – March 4, 2014 – Ceres, Inc. (Nasdaq: CERE), an agricultural biotechnology and seed company, announced today the pricing of an underwritten public offering of 20,000,000 shares of common stock at a public offering price of $1.00 per share. Ceres also granted the underwriters a 45-day option to purchase up to 3,000,000 additional shares of common stock to cover over-allotments, if any. Ceres expects to receive approximately $20 million in gross proceeds, before deducting underwriting discounts and commissions and offering expenses payable by the company. Ceres intends to use the net proceeds from this offering for general corporate purposes, including working capital.

The offering is expected to close on or about March 10, 2014, subject to the satisfaction of customary closing conditions.

Aegis Capital Corp is acting as sole book-running manager for the offering.

Trout Capital LLC acted as financial advisor to Ceres.

A registration statement on Form S-1 relating to this offering was declared effective by the U.S. Securities and Exchange Commission on March 4, 2014. This offering is being made solely by means of a written prospectus forming part of the effective registration statement relating to these securities. Copies of the prospectus relating to this offering may be obtained by contacting Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY 10019, telephone: (212) 813-1010, e-mail: prospectus@aegiscap.com. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

ABOUT CERES

Ceres, Inc. is an agricultural biotechnology company that markets seeds for energy crops used in the production of renewable transportation fuels, electricity and bio-based products. The company combines advanced plant breeding and biotechnology to develop products that can address the limitations of first-generation bioenergy feedstocks, increase biomass productivity, reduce crop inputs and improve cultivation on marginal land. Its development activities include sweet sorghum, high-biomass sorghum, switchgrass and miscanthus. Ceres markets its products under its Blade brand.

CERES FORWARD-LOOKING STATEMENTS
This press release may contain forward-looking statements. All statements, other than statements of historical facts, including statements regarding Ceres’ public offering and its anticipated closing date, are forward-looking statements. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Ceres’ control. Factors that could materially affect actual results can be found in Ceres’ filings with the U.S. Securities and Exchange Commission. Ceres undertakes no obligation to update publicly, except to the extent required by law, any forward-looking statements for any reason after the date the company issues this press release to conform these statements to actual results or to changes in the company’s expectations.

CONTACT:

Gary Koppenjan
(805) 375-7801
ir@ceres.net

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